This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes. In the event of any inconsistency between the information presented herein and any such term sheet, such term sheet shall govern. The information contained in this document is for informational purposes only.
JPMorgan Dual Directional Buffered Review Notes Linked to the S and P GSCI Crude
Oil Index Excess Return due January 11, 2016
The notes are designed for investors who seek early exit prior to maturity at a premium if the closing level of the Index on any Review Date is greater than or equal to the Initial Index Level. If the notes are not automatically called and the Ending Index Level is less than the Initial Index Level by up to the
Contingent Buffer Percentage, investors will receive an unleveraged return equal to the absolute value of any depreciation of the Index. If the Ending
Index Level is less than the Initial Index level by more than the Contingent
Buffer Percentage, investors in the notes should be willing to lose some or all of their principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Chase and Co.

Trade Details/Characteristics

Index                        The S and P GSCI Crude Oil Index Excess Return (Bloomberg ticker: SPGCCLP)
Automatic Call               If, (1) with respect to any Review Date (other than the Final Review Date), the closing level of the
                             Index on that Review Date is greater than or equal to the Call Level or, (2) with respect to the final
                             Review Date, the Ending Index Level is greater than or equal to the Call Level
Payment if Called            $1,000 plus the call premium amount calculated as follows:
                             At least 4.65% x $1,000 if called on the first Review Date
                             At least 9.30% x $1,000 if called on the second Review Date
                             At least 13.95% x $1,000 if called on the third Review Date
                             At least 18.60% x $1,000 if called on the final Review Date
                             (to be determined on the pricing date)
Contingent Buffer Percentage 20%
Pricing Date                 On or about December 5, 2014
Original Issue Date          On or about December 10, 2014
Review Dates                 March 5, 2015; June 5, 2015; September 8, 2015; and January 6, 2016
Ending Averaging Dates       December 30, 2015; December 31, 2015; January 4, 2016; January 5, 2016; and January 6, 2016
Call Settlement Date         The third business day after the applicable Review Date, except that if the notes are called on the final Review Date, the Call Settlement Date will be the Maturity Date
Maturity Date                January 11, 2016
Index Return                 (Ending Index Level - Initial Index Level) / Initial Index Level
Absolute Index Return        The absolute value of the Index Return
Initial Index Level          The closing level of the Index on the Pricing Date
Ending Index Level           The arithmetic average of the closing levels of the Index on the Ending Averaging Dates
Settlement                   Cash
Payment At Maturity          If the notes are not automatically called and the Ending Index Level is less than the Initial Index
                             Level by up to the Contingent Buffer Percentage:
                             $1,000 + ($1,000 x Absolute Index Return)
                             If the notes are not automatically called and the Ending Index Level is less than the Initial Index
                             Level by more than the Contingent Buffer Percentage:
                             $1,000 + ($1,000 x Index Return)
                             Your investment may result in a loss of all of your principal at maturity.
CUSIP                        48127DPL6
Preliminary Term Sheet       http://www.sec.gov/Archives/edgar/data/19617/000095010314008586/dp51639_fwp-ficc94.htm
============================ ======================================================================================================

Hypothetical Return for Dual Directional Buffered Review Notes (assuming $1,000
Initial Investment)

Risk Considerations

The risks identified below are not exhaustive. Please see the term sheet hyperlinked above for further information.
[] Your investment in the notes may result in the loss of some or all of your principal and is subject to the credit risk of JPMorgan Chase and Co. (JPMC) .
[] The notes do not guarantee the payment of interest and may not pay interest at all.
[] If the notes are automatically called, the potential gain on the notes will be limited to the call premium, regardless of any appreciation in the Index, however significant and, if the Index Return is negative, the maximum return will be limited by the Contingent Buffer [] The benefit provided by the
Contingent Buffer Percentage may terminate on the final Review Date.
[] If the notes are automatically called early, there is no guarantee you will be able to reinvest the proceeds for a comparable return. [] JPMS' estimated value of the notes will be lower than the original issue price (price to public) on the notes, does not represent the future value of the notes and may differ from others' estimates and is not determined by the reference to credit spreads for our conventional fixed rate debt.
[] The value of the notes which may be reflected in customer account statements may be higher than JPMS' then-current estimated value for a limited time period.
[] We may accelerate your notes if a commodity hedging disruption event occurs.
[] Commodity futures contracts are subject to uncertain legal and regulatory regimes, high and unpredictable price volatility,market disruptions and changes in margin requirements, all of which may adversely affect the value of the notes.
[] The index is an excess return index and may be more volatile than a broad-based commodity index.
[] The index is an excess return index and may be more volatile and susceptible to price fluctuations than a broad-based commodity
[] Lack of liquidity: JPMorgan Securities, LLC, acting as agent for JPMC (and who we refer to as JPMS), intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal.
[] Potential Conflicts: JPMC and its affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent, hedging our obligations under the notes and making assumptoins to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging and other trading activities of
JPMC could result in substantial returns for J.P. Morgan while the value of the notes declines.
[] The tax consequences of the notes may be uncertain. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes.

Index Level at Index Return at Total Return at Total Return at Total Return at Total Return at
Review Date     Review Date      First Call     Second Call     Third Call       Maturity
                                Settlement      Settlement      Settlement
============== =============== =============== =============== =============== ===============
  646.0000        70.00%          4.65%           9.30%           13.95%          18.60%
  608.0000        60.00%          4.65%           9.30%           13.95%          18.60%
  570.0000        50.00%          4.65%           9.30%           13.95%          18.60%
  532.0000        40.00%          4.65%           9.30%           13.95%          18.60%
  494.0000        30.00%          4.65%           9.30%           13.95%          18.60%
  456.0000        20.00%          4.65%           9.30%           13.95%          18.60%
  418.0000        10.00%          4.65%           9.30%           13.95%          18.60%
============== =============== =============== =============== =============== ===============
  380.0000        0.00%           4.65%           9.30%           13.95%          18.60%
============== =============== =============== =============== =============== ===============
  361.0000        -5.00%           N/A             N/A             N/A            5.00%
  342.0000        -10.00%          N/A             N/A             N/A            10.00%
  323.0000        -15.00%          N/A             N/A             N/A            15.00%
  304.0000        -20.00%          N/A             N/A             N/A            20.00%
  303.9620        -20.01%          N/A             N/A             N/A           -20.01%
  266.0000        -30.00%          N/A             N/A             N/A           -30.00%
  190.0000        -50.00%          N/A             N/A             N/A           -50.00%
   0.0000        -100.00%          N/A             N/A             N/A           -100.00%
============== =============== =============== =============== =============== ===============

Each hypothetical return set forth above assumes an Initial Index Level of
380.0000, a maximum call premium of 18.60%, and a Contingent Buffer Percentage of 20%. The actual maximum call premium will be determined on the pricing date and will not be less than 18.60% . Each hypothetical total return set forth above is for illustrative purposes only and may not be the actual total return applicable to a purchaser of the notes.

Filed pursuant to Rule 433
Registration Statement No: 333-19996 6 Dated: December 3, 2014

SEC Legend: JPMorgan Chase and Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the "SEC") for any
offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase and Co. has filed with the SEC for more complete information about JPMorgan Chase and Co. and this offering. You may get these documents without cost by visiting the SEC website at www.sec.gov.
Alternatively, JPMorgan Chase and Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.

IRS Circular 230 Disclosure: JPMorgan Chase and Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase and Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase and Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC is a member of FINRA, NYSE and
SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.